Filed pursuant to Rule 433 Registration Statement Nos. 333-162193 and 333-162193-01

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Exchange Traded Notes Frequently Asked Questions

What are some of the market measures to which an RBS ETN can be linked?

How do I buy or sell an RBS ETN?

RBS ETNs are listed and traded on a U.S. securities exchange, and can be bought and sold during trading hours. You can buy RBS ETNs through your broker, your financial advisor or an online trading platform. If an active secondary market develops, we expect that most purchases and sales of RBS ETNs will occur in the secondary market during trading hours, in the same way as you would buy or sell stocks. However, there is no guarantee that an active secondary market will develop, and we are not required to maintain any listing of the ETNs on any securities exchange. You can also offer your RBS ETNs to be repurchased by RBS
N.V. before the maturity date, as described below.

What happens if I buy and hold an RBS ETN to its maturity?

Can I offer my RBS ETNs for repurchase by RBS N.V. before their maturity date?

What is the redemption value of an RBS ETN?

What is the difference between the market price of an RBS ETN and its redemption value?

Can an RBS ETN trade at a premium or discount to its redemption value?

What is the tax treatment of an investment in an RBS ETN?

What are some of the key risks to investing in RBS ETNs?

What else should I consider?

The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. have filed a registration statement (including a prospectus) with the U.S. Securities and
Exchange Commission (SEC) for the offerings of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS N.V. and RBS Holdings
N.V., and the relevant offerings. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS N.V.,
RBS Holdings N.V., RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus, prospectus supplement and the relevant pricing supplement at no charge if you request it by calling
1-866-747-4332.

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